JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities
	Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including all amendments thereto) with respect to the Common Stock, $0.001 par value, of Excaliber Enterprises Ltd. and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf all amendments to such Statement on Schedule 13D.

Date:  June 13, 2011

Cato Holding Company


By: /s/ Allen E. Cato
   _____________________

Name: 	Allen E. Cato, M.D., Ph.D.

Title:	Chief Executive Officer



Dr. Allen E. Cato


By: /s/ Allen E. Cato
    _____________________